EXECUTIVE EMPLOYMENT AGREEMENT

    THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is effective the 1st of May, 2023 (the “Effective Date”), between ADDvantage Technologies Group, Inc. (“Company”) and Brian Davidson (“Executive”).

    WHEREAS, the Company and Executive desire to memorialize the terms and conditions under which Executive will be employed by the Company in the position set forth on Exhibit A, which is attached hereto and made a part hereof;

    NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:

1.Term of Agreement. The Company hereby employs Executive and Executive accepts such employment, subject to all of the terms and conditions of this Agreement. Except as otherwise expressly provided herein, the term of this Agreement and of Executive’s employment under this Agreement will commence on the Effective Date and continue in effect until Executive ceases to be employed by the Company pursuant to Section 4 (the “Term”).
2.Duties. Executive will hold the office and title set forth on Exhibit A and will have such duties assigned to Executive under the Bylaws of the Company, by the Board of Directors of the Company, by the chief executive officer of the Company or by the officer to whom Executive directly reports as described on Exhibit A. Executive agrees to use his best efforts to promote the interests of the Company, and to devote his full productive time and working attention to the business and affairs of the Company. The Company acknowledges that Executive may in the future serve on the boards of directors of businesses which do not compete with the business, present or future, conducted by the Company; provided, that, such board service by Executive does not affect or impair his obligation to devote his full productive time and working attention to the business and affairs of the Company.
3. Compensation, Benefits and Expenses.
        3.1.    Base Salary. Commencing on the Effective Date, the Company shall pay to Executive an annual base salary (“Annual Base Salary”) in the amount set forth on Exhibit A for all services to be rendered by Executive hereunder. The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practices for employees, and the Company shall deduct or cause to be deducted from the Annual Base Salary all taxes and amounts required by law to be withheld. Executive’s performance and base salary will be reviewed annually by the compensation committee of the Board of Directors. Future increases of the Annual Base Salary, if any, shall be determined by the Board of Directors of the Company in their sole and absolute discretion.

        3.2.    Stock Grants. The Executive shall receive stock grants upon the Effective Date, as set forth in Exhibit A.

        3.3.    Performance Bonus. The Executive shall be eligible to receive an annual bonus with a target level at a percentage set forth in Exhibit A, based on meeting certain performance metrics and stock performance as determined in the sole and absolute discretion of the Board of Directors of the Company. The Board of Directors may, in its sole and absolute discretion, establish a bonus plan. There is no guarantee of a bonus in any year and under no circumstances shall a bonus be considered a required part of Executive’s annual compensation.

5019523.2:210412:00700

3.4.    Net-New Sales Bonus. The Executive shall be eligible to receive a quarterly bonus with a target level at a percentage set forth in Exhibit A, based on meeting certain performance metrics as determined in the sole and absolute discretion of the Board of Directors of the Company. There is no guarantee of a bonus in any year and under no circumstances shall a bonus be considered a required part of Executive’s annual compensation.

        3.5.    Benefits. Beginning on the first day of the month following hire date, and during the Term of this Agreement thereafter, Executive shall be entitled to participate in health, dental, life, accident and short- and long-term disability, and policies and other programs maintained by the Company for the benefit of its full-time employees. Executive shall be entitled to participate in ADDvantage Technologies Group 401k beginning after 60 days of employment.

        3.6.    Reimbursement of Expenses. Executive shall be reimbursed for all reasonable out-of-pocket expenses paid to third parties incurred by Executive in connection with the performance of his duties hereunder within thirty (30) days of presentation of expense statements and vouchers and other supporting documentation and such other information as the Company may reasonably require.

        3.7.    Personal Leave. During the Term, Executive shall be entitled to a certain amount, as set forth on Exhibit A, of paid personal time off (“PTO”) during each calendar year (prorated for partial years) in accordance with the Company’s policies in effect from time to time.

        3.8.    Car Allowance. The Company shall pay Executive a monthly allowance in an amount as set forth on Exhibit A for vehicle related expenses. Executive shall not be entitled to receive any other amounts related to his vehicle related expenses.

3.9.    Phone Expenses. The Company shall pay Executive a monthly allowance in an amount as set forth on Exhibit A for a cellular phone plan. Executive shall not be entitled to receive any other amounts related to his cellular phone or monthly cellular phone bill.

4.Termination of Employment.
    4.1.    Events of Termination. Executive’s employment with the Company shall cease upon:

            (i)    Executive’s death.

            (ii)    Executive’s disability, which means his incapacity due to physical or mental illness such that he is unable to perform his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by Executive), and (2) the Company has determined, that such incapacity will continue for such period of time of at least ninety (90) days, whether or not consecutive, in any twelve (12) month period.

            (iii)    Termination by the Company, whether with or without Cause, upon not less than thirty (30) days’ prior written notice to the Executive.

            (iv)    Executive’s voluntary resignation, whether with or without Good Reason, or retirement upon not less than thirty (30) days’ prior written notice to the Company that Executive has resigned or retired.

            (v)    By mutual written consent of the Company and Executive.

5019523.2:210412:00700

            (vi)    Termination by the Company or the Executive within ninety (90) days of the occurrence of a Change in Control.

        4.2.    Benefits Payable Upon Termination.

            (i)    Within thirty (30) days following the termination of Executive’s employment with the Company pursuant to any manner described in Section 4.1 hereof, the Company shall pay to Executive: (a) any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date of termination, (b) any unreimbursed expenses reimbursable to Executive pursuant to Section 3.6 hereof for expenses incurred on or prior to the date of termination, and (c) any accrued and unpaid PTO pursuant to Section 3.7 hereof.

            (ii)    In the event that Executive’s employment is terminated by the Company without Cause, is terminated by the Executive for Good Reason or is terminated by the Company or the Executive under Section 4.1(vi) above, contingent upon Executive’s execution and delivery of a Release Agreement substantially in the form attached hereto as Exhibit B with such changes to such form as the Company shall reasonably request (the “Release Agreement”), the Company will pay to Executive an amount described on Exhibit A, payable in a lump sum within 30 days of termination under Section 4.1(vi) and payable over a six (6) month period in equal installments at such times as the Company routinely pays its employees in the case of termination without Cause or resignation for Good Reason (the “Severance Payments”); provided, however, that in the event of Executive’s breach of Sections 5, 6 or 7 of this Agreement then if Severance Payments are being paid through installments, the Company’s obligation to pay additional Severance Payments after the breach occurs shall terminate and be of no further force or effect and if Severance Payments have been made in a lump sum, the Executive shall be obligated to pay to the Company upon written demand that portion of the Severance Payments equal to the portion of the Non-Solicitation Period remaining at the time of the breach. The Company shall deduct, or cause to be deducted, from the Severance Payments all taxes and amounts required by law to be withheld. If Employee fails to execute the Release Agreement or revokes his acceptance of such release following its execution, Executive shall not be entitled to any Severance Payments.

        (iii)    If Executive’s employment with the Company ends for any reason set forth in Section 4.1 hereof other than termination by the Company without Cause, termination by the Executive with Good Reason or termination by the Company or the Executive under Section 4.1(vi), the Company’s obligations to pay any compensation or benefits under this Agreement will cease effective on the date of termination and Executive will receive no Severance Payments. Executive’s right to receive any other benefits will be determined under the provisions of applicable plans, programs or other coverages.

5.Non-solicitation and Non-disparagement.
5.1.    Non-solicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and Affiliated Companies’ trade secrets and with other confidential information concerning the Company and its Affiliated Companies and that his services will be of special, unique and extraordinary value to the Company and its Affiliated Companies. Therefore, Executive agrees that during the Non-solicitation Period he shall not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder, equity holder, lender, consultant, independent contractor, or joint venturer of any other person, or in any other capacity, directly or indirectly (i) employ, retain, engage, induce or attempt to employ, retain, engage or induce any employee, consultant or independent contractor of the Company or any Affiliated Companies to leave the employ of the Company or such Affiliated Companies, or in any way interfere with the relationship between the Company

5019523.2:210412:00700

or any Affiliated Companies and any employee thereof, or (ii) induce or attempt to induce any Customer, dealer, supplier, licensee or other business relation of the Company or any Affiliated Companies to cease doing business with, or modify its business relationship with, the Company or such Affiliated Companies, or in any way interfere with the relationship or understanding between any such Customer, dealer, supplier, licensee or business relation and the Company or any Affiliated Companies. The Company shall have the right to assign the benefits of this Section 5 to any entity that acquires the Company’s business while the Executive is still employed by the Company and assumes the Company’s obligations to Executive, which assumption shall not release the Company.
5.2.    Non-disparagement by Executive. Following termination, Executive and the Company agree not to make to any person, including but not limited to customers, dealers, suppliers or licensees of the Company or its Affiliated Companies, any statement that disparages the other or which reflects negatively upon the other, including but not limited to statements regarding the Company’s financial condition, the financial condition of its Affiliated Companies, its officers, directors, stockholders, employees and Affiliates, but excepting any statement required by law, or made in response to an order or subpoena of a court or government agency of competent jurisdiction.
5.3.    Enforcement. If, at the time of enforcement of Section 5 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration and scope reasonable under such circumstances shall be substituted for the stated period or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law.
    6.    Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its Affiliate Companies are the property of the Company and Affiliated Companies, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliate Companies’ business or industry of which Executive becomes aware during the Term and any Severance Period. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data without the Company’s written consent unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive agrees to deliver to the Company on the date of termination, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its Affiliated Companies (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. This Section 6 does not apply to personal contacts Executive had prior to his employment with the Company, provided that no Company confidential information is disclosed to those contacts.
7.    Executive’s Representations and Warranties. Executive represents and warrants that Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with Executive’s employment with the Company or Executive’s or the Company’s rights and obligations hereunder and that Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Executive is party or any duty owed by Executive to any other person or organization.
    8.    Definitions.

5019523.2:210412:00700

(i)    “Affiliated Companies” shall mean any subsidiary of the Company.
(ii)    “Cause” shall mean Executive’s: (1) conviction of a felony or pleading guilty to a felony charge; (2) participation as an employee, officer or principal owner/organizer in any business engaged in activities in direct competition with Company without the consent of Company; (3) gross and willful neglect of responsibilities; (4) other offenses against Company, including without limitation theft, embezzlement, dishonesty, gross and willful violation of Company policy, or the willful release of proprietary or confidential information in a manner that would be detrimental to Company's best interest; or (5) willful material breach of this Agreement or material breach of Executive’s fiduciary duties to the Company or any of its Affiliated Companies.

(iii)    “Change in Control” shall mean any one of the following events or transactions:

(1)    Any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act ) after the Effective Date becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company; provided, however, the following transactions shall not constitute a Change in Control hereunder (A) any acquisition of such securities by the Company, (B) any acquisition of such securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition of such securities by any person who, immediately before such acquisition, had beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of (i) the fair market value of then then outstanding securities of the Company or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board or (D) any acquisition by any person or entity, including without limitation, any corporation pursuant to a transaction which satisfies the requirements of clauses (A), (B) or (C) of this paragraph;

(2)    During any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease for any reason (whether beginning on or after the Effective Date) to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors as of the beginning of the period;

(3)    Shareholders of the Company approve any dissolution or liquidation of the Company; or

(4)    Shareholders of the Company approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in clause (A) of this paragraph of the beneficially owned shares of the successor or survivor corporation and the number described in clause (B) of this paragraph of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which

5019523.2:210412:00700

result from the beneficial ownership of shares of common stock of the Company by the persons described in clause (A) of this paragraph immediately before the consummation of such transaction.

(iv)    “Customer” shall mean any and all persons, business, or other legal entities that received goods or services provided by the Company, or that the Company marketed to for goods or services provided by the Company, within two (2) years prior to the termination of his employment with the Company.

(v)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(vi)    “Good Reason” shall mean: (i) a material diminution in Executive’s duties, authority or responsibilities; (ii) a reduction in Executive’s Annual Base Salary of more than twenty percent (20%); or (iii) willful and material breach by the Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iii) (A) Executive provides the Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in clauses (i) through (iii) within thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates by written notice Executive’s employment within sixty-five (65) days from the date that Executive provides notice to the Company. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended and any successor statute, regulation and guidance thereto.

(vii)    “Non-solicitation Period” shall mean twelve (12) months following termination of Executive’s employment with the Company.
(viii)    “Prorated Bonus” shall mean a prorated portion of the cash bonus Executive earned in the fiscal year preceding the fiscal year in which Termination of Executive's Employment occurs (based on the number of days Executive was employed by the Company during the year of such Termination).
(ix)    “Severance Period” shall mean the time period when Executive is receiving Severance Payments from the Company under Section 4.2(ii) and Exhibit A hereof.
9.    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:
If to the Company, addressed to:

ADDvantage Technologies Group, Inc.
        1430 Bradley Lane
        Carollton, TX 75007
        Facsimile: (469) 581-2545

5019523.2:210412:00700

If to Executive, addressed to:

Executive’s notice address
as set forth on Exhibit A.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject hereof and supersede all prior agreements and understandings, whether written or oral, among the parties with respect thereto.
11.    Assignment. This Agreement, being for the personal services of Executive, shall not be assignable by him. The provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns. The Company may assign this Agreement and its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.
12.    Waivers and Amendments. The respective rights and obligations of the Company and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and Executive.
13.    Controlling Law and Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to any choice of law or conflicting provision or rule.
14.    Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions or other equitable relief to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement (without posting a bond or other security), such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity. The Company and Executive agree that the covenants set forth in this Agreement shall be enforced to the fullest extent permitted by law. Accordingly, if, in any judicial proceedings, a court shall determine that such covenant is unenforceable for any reason, including without limitation because it survives too long, then the parties intend that such covenant shall be deemed to cover only the maximum period of time, if applicable, and/or shall otherwise be deemed to be limited in such manner as will permit enforceability by such court. In the event that any one or more of such covenants shall, either by itself or together with other covenants be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company, but would be adjudged reasonable if any particular covenant or covenants or parts thereof were deleted, restricted, or limited in a particular manner, then the said covenants shall apply with such deletions, restrictions, or limitations, as the case may be. The Company and Executive further agree that the covenants set forth in this

5019523.2:210412:00700

Agreement are reasonable in all circumstances for the protection of the legitimate interests of the Company.
15.    Survival. Sections 4-16 of this Agreement shall survive termination of this Agreement for the period of duration specified in such Section, and if no period of duration is specified, then the provision shall survive termination indefinitely.
16.    Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
(i)    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
(ii)    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
(iii)    The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
(iv)    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
(v)    Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

    17.    Section 409A Compliance.

        (i)    Compliance. This Agreement shall be construed to avoid the imposition of additional taxes, interest and penalties pursuant to Section 409A of the Internal Revenue Code (“Section 409A”). The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A; provided, however, that if the failure to comply results from the Company’s negligence or willful acts, the Company will reimburse the Executive so that, on an after-tax basis, he is in the same position he would have been in had the failure to comply not occurred.

        (ii)    Termination as a Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of such provision in this Agreement relating to any such payments or benefits, references to “termination,” “termination of employment” or like terms shall mean “separation from service.”

        (iii)    Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with a termination of employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section

5019523.2:210412:00700

409A(2)(B)(i), no part of such payments shall be paid before the earlier of (i) the day that is six months plus one day after the Executive’s date of termination and (ii) the date of Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

        (iv)    Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

        (v)    Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within such period shall be within the sole discretion of the Company.

        (vi)    Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

[remainder of page intentionally left blank]

5019523.2:210412:00700

WITNESS THE DUE EXECUTION AND DELIVERY HEREOF on the date first above written.

COMPANY:

ADDvantage Technologies Group, Inc.

By: _______________________________
Name: Joseph E. Hart
Title: CEO and President

EXECUTIVE:

__________________________________
Brian Davidson

5019523.2:210412:00700

EXHIBIT A

TERMS

Position	Chief Revenue Officer, ADDvantage Technologies
Officer to whom Executive Directly Reports	Chief Executive Officer
Annual Base Salary	$270,000.00
One-Time Award	65,000 Restricted Shares granted at the beginning of May 2023 with a two-year vesting period
Net-New Sales Bonus	25% of base salary can be achieved by hitting the Margin target generated from Net-New Sales for each fiscal year. Additional bonus available upon exceeding target.
Annual Cash Bonus	25% of Base Salary at Target in accordance with Executive Compensation Plan, can be a range of 10% to 35% based on achieving a range of 80% to 125% of Budget. Prorated in first year of employment.
Long Term Incentive Plan Bonus	50% of Base Salary at Target paid in Restricted Shares in accordance with Executive Compensation Plan, can be a range of 20% to 70% based on achieving a range of 80% to 125% of Budget. Long Term Incentive Plan shares have a three-year vesting period
PTO	4 weeks per year
Car Allowance	$1,000.00 per month
Cell Phone Allowance	$150.00 per month
Severance Payment	6 Months of Base Salary at the time of Termination, plus the Executive’s Prorated Bonus, if eligible
Executive’s Notice Address	______________ ______________

5019523.2:210412:00700

EXHIBIT B

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (the “Agreement”) is made and entered into by and between Brian Davidson (“Executive”) and ADDvantage Technologies Group (“Company”). As used in this Agreement, “Company” shall mean Company and its parents, partners, direct and indirect subsidiaries, predecessors, assigns and affiliates.
WITNESSETH:
WHEREAS, Executive has been employed by the Company as its President;
WHEREAS, the Executive’s employment has been terminated; and
WHEREAS, in accordance with and subject to Section 4.2(ii) of the Executive Employment Agreement between the Parties, in exchange for a release of claims, the Company will pay Executive severance payments in the amount and at the times specified in the Executive Employment Agreement (the “Severance Payments”).
NOW, THEREFORE, in consideration of the premises, the mutual promises herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.    Release. Executive, for himself, his spouse, heirs, executors, administrators and assigns, hereby unconditionally releases and forever discharges the Company and its related entities, successors, assigns, agents, directors, officers, employees, representatives, and all persons acting by, through, under or in concert with any of them from any and all causes of action whether known or unknown, with respect to or arising out of all those claims asserted or which could have been asserted by Executive and/or arising out of, or alleged to have been suffered by him in or as a consequence of his employment, contact or relationship to date with the Company, including rights or claims arising under any agreement with the Company or under any federal, state or local laws, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967 and the Older Worker’s Benefit Protection Act of 1990, the Civil Rights Act of 1866, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Oklahoma Workers’ Compensation Act, the Fair Labor Standards Act, the Americans With Disabilities Act, as amended, the Rehabilitation Act of 1973, the Vietnam Era Veterans’ Readjustment Assistance Act, the Genetic Information Nondiscrimination Act, the Oklahoma Anti-Discrimination Act, Oklahoma public policy, and all other federal, state or local laws. This release also applies to any claims or rights Executive may have arising out of any legal or equitable restrictions on Executive’s right not to continue an employment (or other) relationship with the Company, including any express or implied employment contracts, and to any claims Executive may have against the Company for fraudulent inducement or misrepresentation, tortious interference with business/contractual relations, defamation, wrongful termination, public policy tort, or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever. Executive does not, however, waive any rights or claims that may arise and accrue after the date this Agreement is executed by him. Further, Executive understands and agrees that this Agreement does not cover, affect, or alter any rights that cannot, by law, be released by private agreement.
2.    Consideration. In consideration for Executive agreeing to the terms of this Agreement, the Company shall pay or provide to Executive the Severance Payments as set forth

5019523.2:210412:00700

in the Executive Employment Agreement between the Parties. Executive agrees that he will be responsible for satisfying any tax obligation that he may have or incur with regard to the Severance Payments received from the Company.
3.    Compliance with ADEA and OWBPA. To comply with the Age Discrimination in Employment Act (“ADEA”) and the Older Worker’s Benefit Protection Act (“OWBPA”), the Company has advised Executive of the legal requirements of the OWBPA and fully incorporates the legal requirements by reference into this Agreement as follows:
a.    This Agreement is written in layman’s terms, and Executive understands and comprehends its terms;
b.    Executive has been advised of his right to consult an attorney to review this Agreement;
c.    Executive does not waive any rights or claims that may arise after this Agreement is executed;
d.    Executive is receiving consideration beyond anything of value to which he is already entitled; and
e.    Executive acknowledges that he has had a reasonable period of time within which to consider this Agreement.
Executive acknowledges that he has been given a period of twenty-one (21) calendar days during which to consider whether to enter into this Agreement. Executive further acknowledges that he will have seven (7) calendar days from the date he signs and delivers a copy of the Agreement to the Company, during which time Executive may revoke the Agreement as to his release of claims under the ADEA and OWBPA only, by delivering a signed and dated notice of revocation to the Company. This Agreement becomes immediately effective and enforceable as to all claims, except those arising under the ADEA and OWBPA. This Agreement becomes effective and enforceable as to claims under the ADEA and OWBPA when the seven (7) day revocation period has expired if Executive has not delivered a written revocation to the Company before that time. Executive acknowledges that he is giving up any rights to receive any benefits or remedial relief (such as reinstatement, back pay or front pay) as a consequence of any charge or complaint filed with the courts or any other governmental entity. If Executive does file a charge or complaint with the court or any other governmental entity, then Executive agrees to forfeit any future benefits or payments that he may receive as enhanced severance pay and that Executive must repay the Company for any benefits or payments that he has already received as enhanced severance pay.
4.    Confidentiality. Executive will not, unless required by law, disclose to others the terms of this Agreement, the benefits being paid under it or the fact of its payment, except that Executive may disclose this information to his attorney, accountant or other professional advisor to whom he must make the disclosure in order for them to render professional services to him. Executive will instruct them, however, to maintain the confidentiality of this information just as he must.
5.    Voluntary Nature of Agreement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with an attorney and that he has had adequate opportunity to seek counsel regarding the legal and binding effect of this Agreement. Executive acknowledges that he has carefully read and fully understands all the provisions of this Agreement. Executive further acknowledges that he is voluntarily entering into this Agreement and is not under any duress or coercion whatsoever. Executive agrees that the Company and its counsel have not made any additional promises to him, and he does not expect to receive anything more than what is reflected in this Agreement and the Executive Employment Agreement, pursuant to the conditions outlined within.

5019523.2:210412:00700

6.    Agreement Not to be Used as Evidence. This Agreement shall not be admissible as evidence in any proceeding except one in which a party to this Agreement seeks to enforce this Agreement or alleges this Agreement has been breached, or one in which a court or administrative agency of competent jurisdiction orders Executive or the Company to produce this Agreement. If a court or administrative agency orders production of this Agreement or disclosure of the terms of this Agreement is sought, Executive or the Company shall immediately notify the other party of same and shall cooperate with any efforts to obtain a protective order from that court or agency preventing such production or requiring that this Agreement be produced or filed only under seal and that other parties to any such proceedings and their counsel shall not disclose the existence or terms of this Agreement for purposes not related to the proceeding in which this Agreement was ordered to be produced.
7.    Assignment; Binding Effect. This Agreement may not be assigned by Executive. This Agreement is binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns, personal representatives, officers, directors, agents, attorneys, parents, subsidiaries, partners, principals, and affiliates.
8.    Controlling Law and Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to any choice of law or conflicting provision or rule.
[remainder of page intentionally left blank]

5019523.2:210412:00700

PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

__________________________________            ____________________________
Brian Davidson                        Date

ADDvantage Technologies Group, Inc.

By: ____________________________            ____________________________
Name:    Joseph E. Hart                        Date

Title: CEO and President

5019523.2:210412:00700